                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                           PAR VALUE $.001 PER SHARE
 (AND ASSOCIATED RIGHTS TO PURCHASE SERIES B PARTICIPATING CUMULATIVE PREFERRED
                                     STOCK)
                                       OF

                            GRADALL INDUSTRIES, INC.
                                       AT

                              $20.00 NET PER SHARE
                                       BY

                             JLG ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                              JLG INDUSTRIES, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON TUESDAY, JUNE 15, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL OF THE SECURITIES OF GRADALL INDUSTRIES, INC. ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR ON A MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

    THE BOARD OF DIRECTORS OF GRADALL INDUSTRIES, INC. HAS BY UNANIMOUS VOTE DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF GRADALL INDUSTRIES, INC. AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO JLG ACQUISITION CORP.

    CERTAIN STOCKHOLDERS REPRESENTING APPROXIMATELY 34.4% OF THE ISSUED AND OUTSTANDING SHARES HAVE CONTRACTUALLY AGREED TO TENDER THEIR SHARES IN THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) of Gradall Industries, Inc. should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to Gleacher & Co. LLC (the "Dealer Manager") or to D.F. King & Co., Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:
                               GLEACHER & CO. LLC
                               660 Madison Avenue
                            New York, NY 10021-8405
                           Telephone: (212) 418-4200
                           Facsimile: (212) 752-2711

May 17, 1999

                               TABLE OF CONTENTS

INTRODUCTION.......................................................      1
THE TENDER OFFER...................................................      2
 1.    Terms of the Offer; Expiration Date.........................      2
 2.    Acceptance for Payment and Payment for Shares...............      4
 3.    Procedure for Tendering Shares, Valid Tenders...............      5
 4.    Withdrawal Rights...........................................      7
 5.    Certain Federal Income Tax Consequences.....................      8
 6.    Price Range of Shares; Dividends............................      9
 7.    Certain Information Concerning the Company..................      9
 8.    Certain Information Concerning the Merger Subsidiary and the
       Parent......................................................     12
 9.    Source and Amount of Funds..................................     14
10.    Background of the Offer; Contacts with the Company..........     14
11.    The Merger Agreement; The Stockholders Agreement............     16
12.    Purpose of the Offer; the Merger; Plans for the Company.....     25
13.    Dividends and Distributions.................................     27
14.    Effect of the Offer on the Market for the Shares, Nasdaq
       Listing and Exchange Act Registration.......................     27
15.    Certain Conditions of the Offer.............................     28
16.    Certain Legal Matters and Regulatory Approvals..............     29
17.    Fees and Expenses...........................................     31
18.    Miscellaneous...............................................     32

SCHEDULE 1
  CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE
  OFFICERS OF THE MERGER SUBSIDIARY AND PARENT.....................    I-1

To: The Stockholders of
Gradall Industries, Inc.

                                  INTRODUCTION

     JLG Acquisition Corp., a Delaware corporation (the "Merger Subsidiary") and a wholly-owned subsidiary of JLG Industries, Inc., a Pennsylvania corporation (the "Parent"), hereby offers to purchase for cash all of the outstanding shares of common stock $0.001 par value per share (together with the associated rights to purchase Series B Participating Cumulative Preferred Stock) (collectively, the "Shares"), of Gradall Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash without interest thereon (such price, or such higher price per Share as may be paid in the Offer being referred to as the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Merger Subsidiary will pay all fees and expenses of Gleacher & Co. LLC, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the "Depositary") and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent") incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS BY UNANIMOUS VOTE DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE MERGER SUBSIDIARY.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Company's financial advisor ("Merrill Lynch") has delivered to the Company's Board of Directors its written fairness opinion (the "Fairness Opinion"), dated May 10, 1999, to the effect that, as of such date, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger (as defined below), taken together, was fair from a financial point of view to such holders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to stockholders of the Company.

     The Offer is conditioned upon among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1) a number of Shares which constitutes more than 50% of the voting power (determined on a fully-diluted basis), on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger (the "Minimum Tender Condition"). See Sections 1 and
15. If the Merger Subsidiary purchases not less than that number of Shares needed to satisfy the Minimum Tender Condition, it will be able to effect the Merger without the affirmative vote of any other stockholder of the Company. See
Section 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 10, 1999 (the "Merger Agreement"), among the Parent, the Merger Subsidiary and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Merger Subsidiary, and also provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), the Merger Subsidiary will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly-owned subsidiary of the Parent, and the separate corporate existence of the Merger Subsidiary will cease.

     Certain stockholders of the Company, including certain directors and executive officers of the Company and certain partners, principals, officers, directors, employees and affiliates of MLGA II, L.P. ("MLGA"), representing approximately 34.4% of the issued and outstanding Shares of the Company (the "Principal Holders") have contractually agreed, among other things, to tender their Shares in the Offer, provide the Merger Subsidiary with an irrevocable proxy and otherwise support the transaction with the Merger Subsidiary. See
Section 11 for a discussion of the arrangements with the Principal Holders.

     Pursuant to the Merger Agreement, the Company agrees, if and to the extent permitted by law, at the request of the Merger Subsidiary and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer, without a meeting of the Company's stockholders in accordance with the DGCL. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by the Parent, the Merger Subsidiary, any subsidiary of the Parent or in the treasury of the Company, which Shares, by virtue of the Merger, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined herein)) shall be converted into the right to receive in cash the Offer Price, payable to the holder thereof without interest, upon surrender of the certificate formerly representing such Share.

     The Company has represented to the Parent that as of April 30, 1999, there were outstanding (i) 9,515,460 Shares and (ii) options to purchase an aggregate of 811,557 Shares (of which options to purchase an aggregate of 260,774 Shares were exercisable). Based upon the foregoing, the Merger Subsidiary believes that approximately 5,163,509 Shares constitute a majority of the outstanding Shares on a fully diluted basis.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Offer Price pursuant to the Merger are described in
Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Merger Subsidiary will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on June 15, 1999, unless and until the Merger Subsidiary, in its discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Merger Subsidiary, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1996, as amended, and the regulations thereunder (the "HSR Act"). The Offer is not conditioned on the receipt of financing. See Section 15, which sets forth in full the conditions to the Offer. Subject to the provisions of the Merger Agreement, including the provisions of the Merger Agreement set forth in the next paragraph, and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Merger Subsidiary reserves the right, in its sole discretion, to waive any or all conditions to the Offer and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement, and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such conditions to the Offer have not been satisfied, the Merger Subsidiary reserves the right (but shall not be obligated) to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive such unsatisfied conditions and purchase all shares validly tendered or (iii) extend the Offer, and, subject to the terms of the Offer (including the rights of stockholders to withdraw their Shares), retain the Shares which have been tendered, until the Offer, as so extended by the Merger Subsidiary, shall expire.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Merger Subsidiary expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Merger Subsidiary to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the prior written consent of the Company, the Merger Subsidiary will not decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the Offer conditions in a manner adverse to the Company or the holders of Shares, waive the Minimum Tender Condition, impose additional conditions to the Offer, or amend any other terms of the Offer in any manner adverse to the holders of any Shares. The Merger Subsidiary shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Merger Subsidiary exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Merger Subsidiary in this paragraph are in addition to the Merger Subsidiary's rights to terminate the Offer pursuant to Section 15. The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement and the satisfaction or waiver (to the extent permitted) of all the conditions to the Offer as of the Expiration Date, the Merger Subsidiary will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. If the conditions to the Offer are not satisfied or waived by the Merger Subsidiary as of the Expiration Date, the Merger Subsidiary may extend the Offer from time to time until such time as such conditions are satisfied or waived.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Merger Subsidiary may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Merger Subsidiary shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Merger Subsidiary makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Merger Subsidiary will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Merger Subsidiary with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Merger Subsidiary to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Merger Subsidiary will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15. In addition, subject to applicable rules of the Commission, the Merger Subsidiary expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act.

     For information with respect to approvals and filings required to be obtained or made prior to the consummation of the Offer, including under the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Merger Subsidiary may enforce such agreement against such participant.

     For purposes of the Offer, the Merger Subsidiary will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Merger Subsidiary gives oral or written notice to the Depositary of the Merger Subsidiary's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Merger Subsidiary and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Merger Subsidiary is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Merger Subsidiary's rights set forth herein, the Depositary may nevertheless, on behalf of the Merger Subsidiary and subject to Rule 14e-l(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by Book-Entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Parent and the Merger Subsidiary reserve the right to transfer or assign any of their rights or obligations to any direct or indirect wholly-owned subsidiary of the Parent, but any such transfer or assignment will not relieve the Parent or the Merger Subsidiary of their obligations under the Offer.

     In the event that the aggregate consideration to be received by a holder pursuant to the Offer for such holder's Shares equals an amount that includes one-half of one cent, such amount will be rounded up to the nearest whole cent; any amount less than one-half of one cent shall be rounded down to the nearest whole cent.

3. PROCEDURE FOR TENDERING SHARES, VALID TENDERS.

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a Book-Entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for Book-Entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make Book-Entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through Book-Entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a Book-Entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by Book-Entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Merger Subsidiary is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Merger Subsidiary, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Merger Subsidiary (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Merger Subsidiary accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Merger Subsidiary will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Merger Subsidiary reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Merger Subsidiary's payment for such Shares, the Merger Subsidiary must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Merger Subsidiary in its sole discretion, which determination shall be final and binding on all parties. The Merger Subsidiary reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Merger Subsidiary also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Merger Subsidiary, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Merger Subsidiary's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     The Merger Subsidiary's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Merger Subsidiary upon the terms and subject to the conditions of the Offer.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Merger Subsidiary pursuant to the Offer, may also be withdrawn at any time after July 15, 1999. If the Merger Subsidiary extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to the Merger Subsidiary's rights under the Offer, the Depositary may nevertheless, on behalf of the Merger Subsidiary, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for Book-Entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Merger Subsidiary, in its sole discretion, whose determination will be final and binding. The Merger Subsidiary reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. The Merger Subsidiary also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of the other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Merger Subsidiary, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a discussion of the material United States federal income tax consequences relating to the sale or exchange of Shares pursuant to the Offer and/or the Merger. This summary deals only with U.S. Stockholders (as defined below) who hold their Shares as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the proposed, temporary and final Treasury regulations promulgated thereunder, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular Stockholder in light of that Stockholder's specific circumstances, nor does it discuss the U.S. federal income tax consequences that may be applicable to certain types of Stockholders, such as Stockholders who have received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, dealers in securities, financial institutions, tax-exempt entities, life insurance companies, persons holding their Shares as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle, or persons whose functional currency is not the U.S. dollar, who may be subject to special rules and/or limitations under the Code which are not discussed below. In addition, the following discussion does not discuss the alternative minimum tax consequences, if any, of the sale or exchange of Shares pursuant to the Offer or the Merger, or the state, local or foreign tax consequence of such sale or exchange of Shares.

     For purposes of this discussion, (i) the term "Stockholder" refers to a beneficial owner of Shares, and (ii) the term "U.S. Stockholder" means a Stockholder who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701 (a)(30) of the Code). ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX

ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. A tendering U.S. Stockholder generally will recognize gain or loss on such sale or exchange of Shares in an amount equal to the difference between the cash received by such U.S. Stockholder pursuant to the Offer or the Merger and the U.S. Stockholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant U.S. Stockholder held his, her or its Shares for more than one year as of the date the Merger Subsidiary accepts such Shares for payment pursuant to the Offer or as of the effective date of the Merger, as the case may be. The long-term capital gains of individuals, estates and certain trusts generally are subject to a maximum tax rate of 20%. Capital losses generally must be used only to offset capital gains.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company's 1998 Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Annual Report"), the Shares are listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "GRDL." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq with respect to periods occurring in 1997, 1998 (as computed in the 1998 Annual Report) and 1999 (as reported by the Dow Jones News Service). According to the 1998 Annual Report, the Company has not paid any dividends on the Shares since its initial public offering.

                                                                   HIGH       LOW
                                                                   ----       ---
Year Ended December 31, 1997
  First Quarter.............................................       $16 1/4    $12
  Second Quarter............................................       $16 1/4    $12
  Third Quarter.............................................       $17 3/8    $14 3/4
  Fourth Quarter............................................       $16 7/8    $15
Year Ended December 31, 1998
  First Quarter.............................................       $18 3/8    $15 3/8
  Second Quarter............................................       $17 7/8    $13 1/16
  Third Quarter.............................................       $16 7/8    $12 5/8
  Fourth Quarter............................................       $16        $13 3/32
Year Ending December 31, 1999
  First Quarter.............................................       $15        $12 1/4

     On May 10, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on Nasdaq was $17 1/2. On May 14, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on Nasdaq was $19 9/16. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise noted in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's 1998 Annual Report, the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (together, the "1998 Quarterly Reports") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Merger Subsidiary and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Merger Subsidiary nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Merger Subsidiary and the Parent.

     General. The Company was incorporated under the laws of the State of Delaware in 1985 to acquire all of the outstanding capital stock of The Gradall Company, an Ohio corporation. The Gradall Company was established in 1946 by the Warner and Swasey Company. The Company is a manufacturer and marketer of hydraulic excavators and rough-terrain variable reach material handlers as well as related service parts. The Company's excavators are typically used by general contractors and government agencies for ditching, sloping, finish grading, general maintenance and infrastructure projects. The Company's excavators are sold through approximately 46 independent distributors at approximately 168 locations throughout North America. The Company's rough-terrain variable reach material handlers are typically used by residential, non-residential and institutional building contractors for lifting, transporting and planing a wide variety of materials at their point of use or storage. The Company's material handlers are sold through approximately 40 independent distributors at approximately 169 locations throughout North America. In addition, the Company's material handlers are available at national rental companies at over 490 locations.

     The Company's principal executive offices are located at 406 Mill Avenue, S.W., New Philadelphia, Ohio 44663. The telephone number of the Company at such offices is (330) 339-2211.

     Financial Information. Set forth below is certain selected consolidated financial data for the Company which was derived from the 1998 Annual Report and the 1998 Quarterly Reports. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and Nasdaq in the manner set forth below.

                            GRADALL INDUSTRIES, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     FOR THE YEARS            FOR THE THREE MONTHS
                                                   ENDED DECEMBER 31             ENDED MARCH 31
                                             ------------------------------   --------------------
                                               1998       1997       1996       1999       1998
                                             --------   --------   --------   --------   ---------
INCOME STATEMENT DATA:
  Net sales................................  $182,607   $158,659   $140,909   $50,532    $ 41,541
  Cost of sales............................   140,456    120,663    108,098    38,617      31,990
  Operating income.........................    23,963     20,640     17,915     6,378       5,234
  Net income...............................    14,354     11,991      7,313     3,761       3,054
  Earnings per share (1)...................  $   1.54   $   1.33   $   1.07   $   .39    $    .34

---------------
(1) Earnings per share data is presented on a diluted basis for 1999, 1998 and 1997 and on a pro forma basis for 1996.

                                                            FOR THE YEARS
                                                          ENDED DECEMBER 31
                                                          -----------------   FOR THE THREE MONTHS
                                                           1997      1998     ENDED MARCH 31, 1999
                                                          -------   -------   --------------------
                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Total Assets..........................................  $76,735   $98,987         $107,833
  Total Liabilities.....................................   55,516    56,612           61,674
  Total Stockholders' Equity............................   21,219    42,375           46,159

     Certain Company Projections. To the knowledge of the Parent and the Merger Subsidiary, the Company does not as a matter of course, make public forecasts as to its future financial performance. However, in connection with the discussions concerning the Offer and the Merger, the Company furnished the Parent with financial projections prepared by Company management for 1999 and 2000. The financial projections are based on numerous assumptions concerning revenue growth in all product and customer areas, and increases in sales and marketing and general administrative expenses.

     On February 25, 1999, the Company's projections for fiscal year ending December 31, 1999, and 2000 were as follows:

                                                              1999E*       2000E*
                                                              ------       ------
Sales.......................................................  $217.9       $251.5
Gross Profit................................................  $ 48.7       $ 56.5
Operating Profit (1)........................................  $ 27.0       $ 32.4
EBITDA (1)..................................................  $ 31.5       $ 37.8
Earnings Per Share (2)......................................  $ 1.72       $ 2.12

---------------
 *  Dollars in millions except Earnings Per Share.
(1) Net of miscellaneous expenses.
(2) Diluted.

     Subsequently, on April 7, 1999, the Company increased its 1999 Earnings Per Share projection to $1.82, reflecting higher than previously projected first quarter sales and lower than previously projected fixed manufacturing costs. The Company did not provide revised projections for sales or other previously projected data.

     The Company's 1999 and 2000 operating budgets and the financial projections contained therein were prepared for the limited purpose of managing the operating plan of the Company for fiscal years 1999 and 2000. They do not reflect recent developments that have occurred since they were prepared, such as the Offer and the Merger. This reference to the projections is provided solely because such projections have been provided to the Parent and none of the Parent, the Merger Subsidiary, the Company or any of their respective affiliates or representatives believes that such projections should be relied upon.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE MERGER SUBSIDIARY AND THE PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO THE PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO THE PARENT), ALL MADE BY

THE MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY THE PARENT OR THE MERGER SUBSIDIARY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF THE PARENT, THE MERGER SUBSIDIARY, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF THE PARENT, THE MERGER SUBSIDIARY, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at "http://www.sec.gov". Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials should also be available for inspection at the library of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

8. CERTAIN INFORMATION CONCERNING THE MERGER SUBSIDIARY AND THE PARENT.

     General. The Merger Subsidiary, a Delaware corporation and a direct, wholly owned subsidiary of Parent, was organized in connection with the Offer and the Merger and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. The Parent, a Pennsylvania corporation, is the world's leading manufacturer, distributor and international marketer of aerial work platforms used primarily in industrial, commercial, institutional and construction applications. Sales are made principally to independent equipment rental companies that rent the Parent's products and provide service support to equipment users. Equipment purchases by end-users, either directly from the Parent or through distributors, comprise a significant, but smaller portion of sales. The Parent also generates revenues from sales of used equipment and from equipment rentals and services provided by its JLG Equipment Services operations. The Parent's products are marketed internationally through independent rental companies and a network of independent distributors which rent and sell the Parent's products and provide service support. North American customers are located in all 50 states in the U.S., as well as in Canada and Mexico.

International customers are located in Europe, the Asia/Pacific region, Australia, Japan and South America, including a joint venture arrangement in Brazil.

     The principal executive offices of the Merger Subsidiary and the Parent are located at 1 JLG Drive, McConnellsburg, Pennsylvania 17233-9533.

     The name, citizenship, business address, present principal occupation or employment, and five year employment history of each of the directors and executive officers of the Merger Subsidiary and the Parent are set forth in
Schedule 1 hereto.

     Except as described in this Offer to Purchase, neither the Parent, the Merger Subsidiary, nor, to the best of their knowledge, any of the persons listed on Schedule 1 hereto or any associate or majority-owned subsidiary of the Merger Subsidiary, the Parent, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Parent, the Merger Subsidiary, or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

     Except as described in this Offer to Purchase, neither the Parent nor the Merger Subsidiary nor, to the best of their knowledge, any of the persons listed in Schedule 1 hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Parent, the Merger Subsidiary nor, to the best of their knowledge, any of the persons listed in Schedule 1 hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors, or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Parent, the Merger Subsidiary or any of the persons listed in Schedule 1 hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Financial Information. Selected consolidated financial information relating to the Parent and its subsidiaries is set forth in Part I, Item 1 of the Parent's quarterly report on form 10-Q for its fiscal quarter ended January 31, 1998 (the "Parent's 10-Q"), which sets forth (i) unaudited consolidated balance sheets of the Parent for the Parent's fiscal quarter ended January 31, 1999, and fiscal year ended July 31, 1998; and (ii) unaudited condensed consolidated statements of income of the Parent for three and six month periods ended January 31, 1998 and January 31, 1999. More comprehensive financial statements of the Parent are set forth in Part II, Item 8 of the Parent's annual report on form 10-K for its fiscal year ended July 31, 1999 (the "Parent's 10-K"), which sets forth audited consolidated balance sheets for the fiscal years ended July 31, 1997 and 1998, along with consolidated statements of income, consolidated statement of shareholders' equity, and consolidated statements of cash flow for the fiscal years ended July 31, 1996, 1997 and 1998. The financial statements and other information of the Parent set forth in Part I, Item 1 of the Parent's 10-Q and Part II, Item 8 of the Parent's 10-K are incorporated herein by reference. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

     Available Information. Parent is subject to the information filing requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information should be made available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 7.

9. SOURCE AND AMOUNT OF FUNDS.

     The aggregate amount to be paid to effect the Offer and the Merger (including the payments of fees and expenses related thereto, except for financing fees) will be approximately $210 million. It is currently contemplated that the transactions contemplated by the Merger Agreement will be funded by borrowings by the Parent pursuant to a revolving credit facility (the "New Credit Facility") with First Union National Bank (the "Bank"), which facility provides for aggregate commitments of up to $250 million. The New Credit Facility matures on the fifth anniversary of the closing date and bears interest at floating rates indexed to the Bank's Base Rate plus an applicable margin. The Parent also may select LIBOR rate options for 30, 60, 90 or 180 day periods at the applicable LIBOR rate plus an applicable margin. The New Credit Facility will be unsecured and will require compliance by the Parent with certain financial and other covenants.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In September 1997, the Parent engaged Gleacher & Co. LLC ("Gleacher") to serve as its financial advisor in connection with possible business combination transactions.

     During October 1997, representatives of Merrill Lynch, the Company's financial advisor, contacted L. David Black, the Parent's Chairman, President and Chief Executive Officer, concerning a possible transaction between the Parent and the Company.

     On November 3, 1997, the Parent and the Company entered into a confidentiality and standstill agreement under which the Company agreed to provide the Parent with certain non-public information in connection with the Parent's consideration of a possible business combination involving the Parent and the Company. From November 1997 through December 1997, representatives of the Parent received and reviewed such non-public information.

     In mid November 1997, at a regularly scheduled meeting, the Parent's Board of Directors was informed of a potential transaction involving the Company.

     In December 1997, the Parent informed representatives of Merrill Lynch that the Parent did not at that time intend to make a proposal to the Company concerning a transaction between them.

     In mid May 1998, at a regularly scheduled meeting, the Company's Board of Directors determined that the Company would not, at that time, continue to pursue a business combination transaction with another party.

     In early to mid December 1998, the Parent's Board of Directors held a specially called telephonic meeting to reconsider a possible transaction involving the Company. Parent's reconsideration reflected, among other things, Parent's changing views about market conditions and customer expectations. Soon after this meeting, a representative of Gleacher contacted Sangwoo Ahn, the Chairman of the Company, to arrange a meeting to discuss the Parent's renewed interest in a transaction with the Company.

     In mid December 1998, Mr. Ahn met with a representative of Gleacher, and the Gleacher representative expressed to Mr. Ahn Parent's interest in discussing a potential transaction between the Parent and the Company.

     In late December 1998, Mr. Ahn conveyed to a representative of Gleacher the Company's response to the Parent's expression of interest and noted that the Company might pursue a transaction with the Parent at a price higher than that discussed at the earlier meeting. Mr. Ahn and the representative of Gleacher agreed that the Company and the Parent would reconsider their respective positions over the holidays.

     In early February, at the direction of the Parent, Gleacher sent a letter to Mr. Ahn expressing the Parent's continued interest in discussing a transaction with the Company and indicating that the Parent would be willing to consider paying a higher per share purchase price than had been discussed at the earlier meeting between representatives of Gleacher and Mr. Ahn.

     Later in early February 1999, Mr. Ahn contacted representatives of Gleacher and offered the Parent an opportunity to conduct a due diligence investigation of the Company. Through representatives of Gleacher, the Company accepted this offer and delivered to the Company a written description of the scope of the investigation it proposed to conduct. Thereafter representatives of Merrill Lynch contacted representatives of Gleacher to coordinate a due diligence meeting.

     In mid February 1999, the Board of Directors of the Parent met in a regularly scheduled meeting and discussed the potential transaction with the Company.

     In late February 1999, representatives of the Company's management and Merrill Lynch met with representatives of the Parent's management and Gleacher and made presentations to them concerning the Company's business. At the same meeting, the various participants discussed the terms of a potential transaction between the Parent and the Company.

     In mid March 1999, representatives of Merrill Lynch and the Company's legal counsel delivered to the Parent a draft merger agreement. Representatives of Merrill Lynch requested that the Parent submit to the Company a written proposal concerning a transaction with the Company together with any proposed changes to the draft of the merger agreement.

     During March and April 1999, the Parent, together with its legal counsel and independent public accountants, conducted a due diligence investigation of the Company, (including reviews of the Company's business, operations and financial condition), had discussions with members of the Company's management, and visited certain facilities of the Company.

     In late March and early April 1999, the Parent's Board of Directors held telephonic meetings to review the status of the Parent's due diligence investigation of the Company and to further consider a transaction involving the Company. At these meetings, representatives of Gleacher presented financial analyses of the proposed transaction, and representatives of the Company's legal counsel presented a summary of the draft merger agreement and draft stockholders agreement and commented on various legal issues related to these draft agreements.

     In early to mid April 1999, Mr. Black on behalf of the Parent submitted to Merrill Lynch a written proposal for a transaction between the Parent and the Company, including comments on the Company's draft merger agreement and draft stockholders agreement.

     In mid April 1999, a representative of Merrill Lynch contacted a representative of Gleacher to discuss certain issues related to the Parent's proposal, including the proposed per share purchase price and certain issues related to the draft stockholders agreement, and the Company's legal advisors contacted the Parent's legal advisors to discuss certain issues related to the draft merger agreement.

     Later in mid April 1999, Mr. Black on behalf of the Parent submitted to Merrill Lynch a revised written proposal for a transaction between the Parent and the Company, which revised proposal included an increased per share purchase price and included certain changes to the draft stockholders agreement.

     From mid April through early May 1999, representatives of the Parent conducted additional due diligence and representatives of the Parent and Company, along with their respective legal and financial advisors, conducted further negotiations concerning the terms of the draft merger agreement and draft stockholders agreement.

     In early May 1999, the Parent's Board of Directors met by telephone to discuss the proposed transaction with the Company. At this meeting, representatives of Gleacher delivered orally to the Parent's Board of Directors Gleacher's opinion (later confirmed in writing) that the consideration proposed to be paid by the Parent in the proposed transaction with the Company was fair, from a financial point of view, to the Parent. Also at this meeting, representatives of the Parent's legal counsel commented on various legal issues related to the draft merger agreement and draft stockholders agreement and explained the principal changes that had been made to such documents in the negotiations with the Company and its advisors. After discussing the proposed transaction, the Parent's Board of Directors unanimously approved the transaction.

     Later in early May 1999, the Company's Board of Directors held a special meeting to consider the proposed transaction. At this meeting, representatives of Merrill Lynch made a presentation concerning certain financial analyses that it had performed in connection with its review of the proposed transaction and rendered orally to the Company's Board of Directors Merrill Lynch's opinion (later confirmed in writing) that the consideration to be received by the Company's shareholders pursuant to the Offer and the Merger, taken together, was fair, from a financial point of view, to such shareholders. The representatives of Merrill Lynch also reviewed with the Company's Board of Directors Merrill Lynch's discussions with certain third parties who were also potentially interested in concluding transactions with the Company. The Company's legal counsel presented a summary of the draft merger agreement and draft stockholders agreement and commented on various legal issues related thereto.

     On May 10, 1999, representatives of the Parent, the Merger Subsidiary and the Company executed the Merger Agreement and the Stockholders Agreements. On May 11, 1999, Parent and the Company issued a joint press release announcing the transaction.

     On May 17, 1999, the Merger Subsidiary commenced the Offer.

11. THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT.

     The following is a summary of the Merger Agreement and the Stockholders Agreements, which summaries are qualified in their entirety by reference to the Merger Agreement, the Stockholders Agreements and such other agreements which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides for the commencement of the Offer as soon as practicable after the execution of the Merger Agreement, but in no event later than the fifth business day after the public announcement of the execution of the Merger Agreement. The obligation of the Merger Subsidiary to accept for payment or pay for any Shares tendered pursuant to the Offer is subject to the satisfaction or waiver (to the extent permitted by the Merger Agreement) of the conditions set forth in Section 15 (the "Offer Conditions"). The Parent or the Merger Subsidiary may waive any such condition in whole or in part and make any other changes in the terms and conditions of the Offer, subject to the terms of the Merger Agreement.

     Under the terms of the Merger Agreement, each of the Parent and Merger Subsidiary expressly reserves the right to modify the terms of the Offer, except that neither Parent nor Merger Subsidiary shall, without the prior written consent of the Company, decrease the consideration payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, impose additional conditions to the Offer, waive the Minimum Tender Condition, or amend any term of the Offer in any manner adverse to the Company or holders of Shares. The Merger Subsidiary shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Merger Subsidiary exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Merger Subsidiary in this paragraph are in addition to the Merger Subsidiary's rights to terminate the Offer pursuant to Section 15. The Merger Agreement provides that, subject to the terms and conditions of the Offer and the Merger Agreement and the satisfaction or waiver (to the extent permitted) of all the Offer Conditions as of the Expiration Date, the Merger Subsidiary will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Notwithstanding the foregoing, the Merger Subsidiary, without the consent of the Company, (i) must extend the Offer for an aggregate of 10 additional business days after the then scheduled expiration date of the Offer to the extent necessary to permit such conditions to be satisfied (the "First Extension Period"); (ii) may extend the Offer, if at the end of the First Extension Period any of the conditions to the Merger Subsidiary's obligation to accept for payment and pay for Shares shall not have been satisfied, until such time as such condition is satisfied or waived; and (iii) may extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer.

     Composition of the Board of Directors After the Offer. The Merger Agreement provides that, promptly upon the acceptance for payment of and payment for any Shares by the Merger Subsidiary, the Merger

Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give the Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that such number of votes represented by Shares so purchased bears to the number of votes represented by Shares outstanding. The Company shall at such time, subject to applicable law, including applicable fiduciary duties, cause the Merger Subsidiary's designees to be so elected by its existing Board of Directors. In connection with the foregoing, the Company will, subject to applicable law, including applicable fiduciary duties, promptly, at the option of the Parent, either increase the size of the Board of Directors and/or use its best efforts to obtain the resignation of such number of its current directors as is necessary to enable the Merger Subsidiary's designees to be elected or appointed by the Board of Directors as provided above.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of the conditions thereof (and including those described in Section 15) and in accordance with the DGCL, at the Effective Time, the Merger Subsidiary shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation.

     Certificate of Incorporation, By-laws, Directors and Officers After the Merger. The Merger Agreement provides that the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law. The by-laws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with their terms and applicable law. The Merger Agreement also provides that the directors of the Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     Conversion of Shares. Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Merger Subsidiary, any subsidiary of the Parent, or in the treasury of the Company, which Shares, by virtue of the Merger, shall be canceled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares) shall be converted into the right to receive in cash the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share. Each share of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     Conversion of Options. The Merger Agreement provides that, immediately prior to the Effective Time, all of the outstanding stock options granted under any stock option, performance unit or similar plan of the Company, whether or not then exercisable or vested, shall be canceled by the Company, and the holder thereof shall be entitled to receive at the Effective Time from the Company in consideration for such cancellation an amount in cash equal to the product of
(a) the excess of the Merger Consideration over the exercise price per Share thereof and (b) the number of Shares subject to such stock option, whether or not then vested or exercisable (net of taxes required by law to be withheld with respect thereto).

     The Merger Agreement also provides that the Company shall take all actions as are reasonably necessary to cause the "Share Purchase Date" applicable to the then current "Offering Period" (both, within the meaning of the Gradall Industries, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan")) to be the last trading day on which the Company Common Stock is traded on the NASDAQ, immediately prior to the date which is fifteen (15) business days following the acceptance for payment for Shares under the Offer (or, if earlier, the Effective
Time) (the "New Purchase Date"); provided that, such change in the "Share Purchase Date" shall be conditioned upon the acceptance for payment of Shares under the Offer. On the New

Purchase Date, the Company shall apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of Common Stock in accordance with the terms of the Stock Purchase Plan; provided, however that the cost to each participant in the Stock Purchase Plan for the shares shall be the lower of 85% of the closing sale price of Company Common Stock, as reported on the NASDAQ on (i) the first trading day of the then current Offering Period or (ii) the last trading day prior to the New Purchase Date.

     Dissenting Shares. The Merger Agreement provides that, notwithstanding anything to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give the Parent prompt notice of any demands for appraisals of Shares received by the Company and the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except as required by any competent court, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

     Stockholders Meeting. The Merger Agreement provides that after consummation of the Offer, to the extent required by applicable law, the Company shall promptly take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a Company stockholders meeting to consider and vote on the Merger and the Merger Agreement. At the Company stockholders meeting, all of the Shares then owned by the Parent, the Merger Subsidiary or any other subsidiary of the Parent will be voted to approve the Merger and the Merger Agreement. Subject to its fiduciary duties and its duties as set forth in the subsection titled "No Solicitation of Transactions," below, the Board of Directors shall recommend that the Company's stockholders vote to approve the Merger and the Merger Agreement if such vote is sought and shall use its best efforts to solicit from the stockholders of the Company proxies in favor the of the Merger.

     The Merger Agreement also provides that, if required under applicable law, the Company and the Parent will prepare a letter to the stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to the stockholders in connection with the Merger (the "Proxy Statement"). The Company and the Parent will file the Proxy Statement with the Commission under the Exchange Act as promptly as practicable after the Merger Subsidiary purchases Shares pursuant to the Offer, and use all reasonable efforts to have the Proxy Statement cleared by the Commission. As promptly as practicable after the Proxy Statement has been cleared by the Commission, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the Company stockholders meeting. If, at any time prior to the Effective Time, any event occurs relating to the Parent or any of its subsidiaries, affiliates, officers or directors that is required pursuant to applicable law to be set forth in a supplement to the Proxy Statement, the Parent shall promptly inform the Company of such event.

     The Merger Agreement also provides that, notwithstanding the foregoing, in the event that the Merger Subsidiary acquires Shares representing at least 90% of the votes represented by all of the outstanding common stock of the Company, the parties thereto agree, at the request of the Merger Subsidiary, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     The Merger Agreement also provides in the event that, pursuant to the Offer or otherwise, the Parent or the Merger Subsidiary acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company sufficient to enable the Merger Subsidiary or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties thereto shall, at the request of the Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of stockholders of the Company.

     Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement to the Effective Time, except pursuant to the terms of the Merger Agreement or unless the Parent otherwise agrees in writing, the Company will, and will cause each of its subsidiaries to conduct its operations according to its ordinary and usual course of business in accordance with past practices, including substantial compliance with all applicable laws and the preservation, in accordance with commercially reasonable practices, of the Company's material business and assets (including relationships with its significant customers and suppliers).

     Without limiting the generality of the foregoing and except as otherwise expressly contemplated by the Merger Agreement, the Company has agreed that the Company and its subsidiaries shall refrain from taking various actions without the Parent's prior written consent until the Effective Time. These prohibitions cover, among other things, limitations on (i) issuing, selling, or pledging, or authorizing or proposing the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or granting or accelerating any right to convert or exchange any securities of the Company for Shares, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of the Company's capital stock; (ii) purchasing, redeeming or otherwise acquiring, or proposing to purchase or otherwise acquire, any of its outstanding securities (including the Shares); (iii) declaring, setting aside or paying any dividend or other distribution on any shares of capital stock of the Company; (iv) making any acquisition of any corporation or similar entity or a material amount of the assets of any corporation or similar entity, or selling a material amount of its assets, except in all instances for actions in the ordinary course of business;
(v) except in the ordinary course of business, (A) incurring any indebtedness for borrowed money or guaranteeing any such indebtedness of another person or
(B) making any loans, advances of capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company; (vi) proposing or adopting any amendments to the certificate of incorporation or bylaws of the Company; (vii) except in the ordinary course of business and for any labor or collective bargaining agreement, entering into any new employment, severance or termination agreements with, or granting any increase in severance or termination pay to, any officers, directors or key employees or granting any material increases in the compensation or benefits to officers, directors and key employees; (viii) changing any accounting methods, principles or practices materially affecting their assets, liabilities or business except insofar as may be required by a change in generally accepted accounting principles; (ix) making any material tax election or settling or compromising any material income tax liability; (x) except for any labor or collective bargaining agreement, permitting any material amendment or waiving any material rights with respect to any Material Contract (as defined in the Merger Agreement), or permitting any discretionary release of escrowed assets held pursuant to any escrow agreement included within the definition of Material Contract; (xi) without first consulting with Parent regarding any material Company proposal, engaging in any negotiations with officials or representatives of any labor union with respect to such material proposal regarding any possible modification, extension or replacement of any union contract or collective bargaining agreement; provided that the Company shall not be obligated to alter any such proposal after consultation with the Parent; (xii) taking or permitting any action (over which it has control) that would make any representation or warranty of the Company under the Merger Agreement inaccurate in any material respect or omit to take any action (which action is commercially reasonable) necessary to prevent such representation or warranty from being inaccurate; or (xiii) agreeing in writing or otherwise to take any of the foregoing actions.

     Access to Information. Pursuant to the Merger Agreement from the date thereof to the Effective Time, the Company shall upon reasonable notice (i) give the Parent and its authorized representatives reasonable access during regular business hours to the Company's and each of its subsidiary's plants, offices, warehouses and other facilities and to its books and records, (ii) permit the Parent to make such inspections as it may require, and (iii) cause its officers, employees and agents and those of its subsidiaries to furnish the Parent with such financial and operating data and other information with respect to the business and properties of the

Company and the subsidiaries as the Parent may from time to time reasonably request. Any information obtained by the Parent shall be subject to the provisions of a confidentiality agreement previously entered into between the Company and the Parent.

     Best Efforts. The Merger Agreement provides that, subject to the terms and conditions thereof, each of the parties thereto shall use its best efforts to ensure that the conditions set forth in the Merger Agreement are satisfied and to consummate and make effective the transactions contemplated by the Offer, the Merger and the Merger Agreement as promptly as practicable. The Company shall also provide all reasonable cooperation in connection with any financing of the Offer and the Merger.

     Public Announcements. So long as the Merger Agreement is in effect, the Parent, the Merger Subsidiary and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by the Merger Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with any national securities exchange or the NASDAQ Stock Market.

     Employment Benefits Matters. The Merger Agreement provides that from and after the Effective Time, the Parent will cause the Surviving Corporation to honor, in accordance with their existing terms, existing employment, severance, consulting or other compensation agreements, plans or contracts between the Company or any Commonly Controlled Entity (as defined in the Merger Agreement) of the Company and any officer, director or employee of the Company or any Commonly Controlled Entity of the Company which are specifically disclosed by the Company pursuant to the Merger Agreement; provided, however, that prior to the Effective Time, the Company will implement the change of the Share Purchase Date under the Stock Purchase Plan prior to the acceptance for payment of the Shares under the Offer Agreement.

     For the one-year period immediately following the Effective Time, the Parent has agreed to cause the Surviving Corporation to provide the employees of the Surviving Corporation with benefits and coverage under such benefit plans, programs and arrangements that are no less favorable to the employees in the aggregate than the Benefit Plans (as defined in the Merger Agreement), provided, however, to the extent that any such benefit plans, programs and arrangements that are pension plans (whether qualified or nonqualified, including, but not limited to, the Gradall Industries, Inc. Restoration Plan and the Gradall Industries, Inc. Amended and Restated Supplemental Executive Retirement Plan) are terminated or suspended at any time after the one-year period immediately following the Effective Time, the Parent has agreed to cause the Surviving Corporation to fully vest any participant in any such pension plans and pay the full accrued benefit on an unreduced and nondiscounted basis under the nonqualified plans (and with respect to the Gradall Industries, Inc. Benefit Restoration Plan, as if the participant retired at the age 62 with 30 years of service under such Plan) to the participant at the time of the termination or suspension.

     Indemnification. The Merger Agreement provides that from and after the Effective Time, the Parent and the Surviving Corporation will indemnify, defend and hold harmless each person who was, is now, or who becomes prior to the Effective Time, an officer, director or employee of the Company against all losses, expenses, claims, damage, liabilities, costs, expenses, judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) arising out of the transactions contemplated by the Merger Agreement to the fullest extent provided for under the Company's certificate of incorporation and by-laws as in effect as of the date of the execution of the Merger Agreement, including without limitation the advancement of expenses. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of the Company will be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, will survive the Merger and will continue in full force and effect (to the extent consistent with applicable law) in accordance with their terms.

     The Merger Agreement also provides that from and after the Effective Time, the Parent has agreed to cause the Surviving Corporation to honor its indemnification commitments and obligations and that the Parent will guarantee the due and prompt performance in full of the Surviving Corporation's indemnification commitments and obligations. In the event that the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers of conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the indemnification obligations.

     The Merger Agreement also provides that for at least six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to or at the Effective Time, including but not limited to the transactions contemplated by the Merger Agreement, covering each person covered by the Company's officers' and directors' liability insurance policy in effect prior to the Effective Time on terms with respect to coverage and amount no less favorable as a whole than those of such policy in effect on the date of the execution of the Merger Agreement; provided that in satisfying its indemnification obligations, the Surviving Corporation shall not be obligated to pay total premiums in excess of $400,000.

     No Solicitation of Transactions. The Merger Agreement provides that the Company will not, nor shall it permit any of its subsidiaries to, nor will it authorize or permit any officer, director, employee, agent or representative of the Company or any of its subsidiaries ("Company Representatives") to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate the submission of any Acquisition Proposal (as defined below) or any inquiries regarding any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person (including any parties with which the Company or any representative of the Company has previously engaged in discussions or negotiations with respect to any Acquisition Proposal) any information with respect to its business, properties or assets for the purpose of facilitating the consummation of any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company or any of its subsidiaries or Company Representatives from, prior to the acceptance for payment of Shares pursuant to the Offer, (A) furnishing information pursuant to a confidentiality letter (which will be provided for informational purposes to the Parent, subject to the Company's duty to disclose to Parent any request for nonpublic information, if not in contravention of the Company's fiduciary duties), with terms no less favorable than the confidentiality agreement entered into by the Parent and the Company concerning the Company and its businesses, properties or assets to a person who has made an unsolicited written Acquisition Proposal, or
(B) engaging in discussions or negotiations with such person who has made an unsolicited written Acquisition Proposal, but in each case referred to in the foregoing clauses (A) and (B) only to the extent that the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the stockholders of the Company under applicable law. "Acquisition Proposal" means any proposal or offer for, or any expression of interest (by public announcement or otherwise) by any person, other than the Parent or its affiliates, in a merger or other business combination involving the Company or any inquiry, proposal or offer to acquire in any manner (including through a joint venture with the Company), directly or indirectly, all or any significant portion of the assets or capital stock of the Company or any subsidiary of the Company.

     The Merger Agreement also provides that except as set forth above, neither the Board of Directors nor any committee thereof will (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Parent or the Merger Subsidiary, the approval or recommendation by such Board of Directors or any committee thereof of the Merger Agreement or the Merger , (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company or any subsidiary to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an unsolicited bona fide Acquisition Proposal that is a Superior Proposal, the Board of Directors of the Company may, if it shall have concluded in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the stockholders of the Company under applicable law, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger taken together, or approve or recommend any such Superior Proposal, or terminate the Merger Agreement in order to enter into an agreement with respect to such a Superior Proposal or enter into any agreement with respect to such a Superior Proposal, in each case after Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. A "Superior Proposal" means any bona fide written Acquisition Proposal on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with Merrill Lynch or another financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Offer and the Merger.

     The Merger Agreement also provides that, in addition to the obligations of the Company set forth in the paragraph above, the Company shall promptly, and in any event prior to taking any of the actions in clauses (A) and (B) above, advise the Parent of any request for nonpublic information or of any Acquisition Proposal, and the material terms and conditions of such request or Acquisition Proposal; provided, however, that the Company is not required to provide to the Parent any information if and to the extent that the Board of Directors of the Company determined in good faith and after consultation with outside counsel that in the exercise of its fiduciary obligations it is necessary to refrain from furnishing such information.

     Nothing contained in the "No Solicitation" section of the Merger Agreement will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, the failure to so disclose would violate applicable law.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations and warranties by the Company concerning the Company's existence, authority, capitalization, subsidiaries, required filings and consents, approval of the Merger Agreement and the transactions contemplated thereby, Commission filings and financial statements, absence of certain changes or events, business, compliance with law, absence of litigation, employee benefit plans, environmental matters, tax matters, intellectual property matters, insurance matters, labor matters, the rights agreement, Year 2000 compliance, Material Contracts and brokers. Some of the representations are qualified by a Company Material Adverse Effect clause and/or qualified by reference to the knowledge of certain officers at the Company. "Company Material Adverse Effect" means (i) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of the Company and its subsidiaries taken as a whole; or (ii) a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby, provided that a material adverse effect on the liabilities of the Company shall be deemed to be a loss, casualty, damage, judgment, fine or other liability (net of any corresponding asset), in each case whether contingent or realized, required in accordance with generally accepted accounting principles to be reflected on the Company's consolidated financial statements and that if so reflected would reduce the Company's consolidated stockholders equity by more than $2 million.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of the Parent, the Merger Subsidiary and the Company to consummate the Merger are subject to the satisfaction, or waiver, where permissible, at or before the Effective Time, of each of the following conditions:

          (a) if required by applicable law, the Merger shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

          (b) any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated;

          (c) the Merger Subsidiary shall have, pursuant to the Offer, accepted for payment and paid for at least that number of Shares which would represent at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of the directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities;

     provided, however, that the Parent may not invoke this condition if the Merger Subsidiary shall have failed to purchase Shares so tendered in violation of the terms of the Merger Agreement;

          (d) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated by the Merger Agreement or has the effect of making the Merger illegal and which is in effect at the Effective Time; (each party agrees to use its best efforts to have any such injunction or order lifted);

          (e) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the Merger illegal.

     Termination Events. The Merger Agreement can be terminated and the Offer and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time (except with respect to paragraph (h) and (i) below, which shall be prior to acceptance of payment for Shares under the Offer) and notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent of the Parent and the Company;

          (b) by the Company, if the Offer has not been commenced within five business days following the date of execution of the Merger Agreement, or if the Parent or the Merger Subsidiary shall have breached any covenant in
     Section 1.01 of the Merger Agreement (commencement of the Offer) or its representation and warranty with respect to financing;

          (c) by either the Company or the Parent, if there shall be any law or regulation of any competent authority that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of any competent authority enjoining the Parent or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

          (d) by either the Company or the Parent, if the Board of Directors of the Company; shall have (i) withdrawn or modified in a manner adverse to Parent and Merger Subsidiary its approval or recommendation of the Offer or the Merger or (ii) approved or recommended any Acquisition Proposal in respect of the Company or (iii) resolved to take any of the foregoing actions, in each case in compliance with the provisions contained in the subsection "No Solicitation of Transactions";

          (e) by either the Parent or the Company if the Merger has not been consummated by September 30, 1999; provided, however, that the right to terminate the Merger Agreement pursuant to this sentence will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time;

          (f) by either the Company or the Parent, if the required approval of the Company's stockholders shall not have been obtained at a Company stockholders meeting duly convened therefor or at any adjournment or postponement thereof, subject to the terms set forth in the subsection "Stockholders Meetings";

          (g) by either the Company or the Parent if, without any material breach by such terminating party of its obligations under the Merger Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before September 30, 1999;

          (h) by Parent or the Company prior to acceptance for payment of Shares under the Offer, if the non-terminating party shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other obligations under the Merger Agreement which breach of failure to perform cannot be or has not been cured within 10 days after the giving of written notice to the non-terminating party of such breach or failure to perform (provided that the terminating party is not then in breach in any material respect or failing to perform in any material respect any of its representations, warranties, covenants or other obligations under the Merger Agreement that cannot be or has not been cured within 10 days after giving written notice to the terminating party of such breach or failure to perform); or

          (i) by Parent prior to acceptance for payment of Shares under the Offer, if MLGA Fund II, L.P. shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other obligations under the MLGA Stockholders Agreement (as defined below in the subsection "Stockholders Agreements") which breach or failure to perform cannot be or has not been cured within 10 days after the giving of written notice to the breaching stockholder of such breach or failure to perform (provided that Parent is not then in breach in any material respect or failing to perform in any material respect any of its representations, warranties, covenants or other obligations under the MLGA Stockholders Agreement that cannot be or has not been cured within 10 days after giving written notice to the Parent of such breach or failure to perform).

     Termination Fees and Expenses. The Merger Agreement provides that if the Merger Agreement is terminated by the Parent as described in paragraph (d) under the subsection "Termination Events", above, or as described in paragraphs (h) or
(i) under the subsection "Termination Events", above, and within six months thereafter, the Company enters into an agreement with respect to an Acquisition Proposal or completes a transaction pursuant to an Acquisition Proposal, the Company shall pay to the Parent by wire transfer of immediately available funds to an account designated by the Parent, an amount equal to $6,000,000 (the "Termination Fee").

     If the Company fails to promptly pay such Termination Fee, and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall also pay to the Parent its costs and expenses incurred in connection with such litigation together with interest or such unpaid amounts commencing on the date the Termination Fee became due at a rate equal to the rate of interest announced by Citibank N.A. from time to time, in the City of New York at such bank's prime or base rate.

     Stockholders Agreements. Concurrently with the execution and delivery of the Merger Agreement, the Parent, the Merger Subsidiary and the Company entered into (i) a Stockholders Agreement with MLGA (the "MLGA Stockholders Agreement") and (ii) a Stockholders Agreement with certain directors and executive officers of the Company (the "Management Stockholders Agreement"). The MLGA Stockholders Agreement and the Management Stockholders Agreement are referred to herein collectively as the "Stockholders Agreements".

     Pursuant to the Stockholders Agreements, each Principal Holder agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than fifteen business days after the date of commencement of the Offer, all of such Principal Holder's Shares, whether owned by the Principal Holder as of the execution date of the Stockholders Agreements or acquired thereafter, and to not withdraw such Shares.

     The Stockholders Agreements also provide that each of the Principal Holders agree to vote or cause to be voted at any stockholders meeting all of such Principal Holder's Shares in favor of adopting the Merger Agreement, in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement and against the adoption of any Adverse Proposal. "Adverse Proposal" means any (1) proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of the Company set forth in the Merger Agreement, or
(2) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; or (iii) (A) any change in a majority of the persons who constitute the Board of Directors of the Company; (B) any change in the capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws, as amended; (C) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or (D) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Stockholders Agreements and the Merger Agreement.

     The Stockholders Agreements also provide that each of the Principal Holders will grant an irrevocable proxy to the Merger Subsidiary to vote their Shares during the term of the Stockholders Agreement (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Stockholders Agreement and any actions required in furtherance thereof and (ii) against the adoption of any Adverse Proposal.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Merger Subsidiary intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger; Stockholder Approval. The Board of Directors of the Company has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Board will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders meeting convened for that purpose in accordance with the DGCL, except as otherwise required as described in the next paragraph. If stockholder approval is required, the Merger Agreement must be approved by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Tender Condition is satisfied, the Merger Subsidiary will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote of any other stockholder

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Parent, the Merger Subsidiary or any other subsidiary of the Parent shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties thereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION WHICH THE MERGER SUBSIDIARY MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE EXCHANGE ACT

     THE OFFER IS CONDITIONED UPON THE MINIMUM TENDER CONDITION BEING SATISFIED.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding.

Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirely by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Merger Subsidiary seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Merger Subsidiary is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Merger Subsidiary may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. The Parent does not have any current plans to dispose of any businesses or other assets of the Company or to effect any changes in its operations.

     Except as described in this Offer to Purchase, none of the Merger Subsidiary or the Parent or, to the best knowledge of the Merger Subsidiary, the Parent or any of the persons listed on Schedule 1 have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

13. DIVIDENDS AND DISTRIBUTIONS.

     If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Merger Subsidiary's rights under Section 15, the Merger Subsidiary may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Merger Subsidiary or the nominee or transferee of the Merger Subsidiary on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Merger Subsidiary's rights under Section 15, (i) the purchase price payable per Share by the Merger Subsidiary pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Merger Subsidiary, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Merger Subsidiary will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Merger Subsidiary in its sole discretion.

14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by the Merger Subsidiary.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in Nasdaq, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. As of May 14, 1999, there were approximately 143 holders of record and there were 9,515,460 Shares outstanding. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in Nasdaq or in any other tier of Nasdaq Stock Market and the Shares are no longer included in Nasdaq or in any other tier of Nasdaq Stock Market, as the case may be, the market for the Shares could be adversely affected.

     If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchanges or through other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Merger Subsidiary cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933, as amended.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. If the Shares are eligible for deregistration under the Exchange Act following the Offer, the Parent expects to seek to deregister the Shares under the Exchange Act.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

15. CERTAIN CONDITIONS OF THE OFFER.

     The Merger Agreement provides that, notwithstanding any other provision of the Offer, the Merger Subsidiary shall not be obligated to accept for payment or pay for, subject to Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment, and, subject to the terms of the Merger Agreement, may terminate or amend the Offer if (i) that number of Shares which would represent at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "Minimum Tender Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of commencement of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and be continuing:

          (a) there shall be pending by any governmental entity any suit, action or proceeding, (i) challenging the acquisition by the Parent or the Merger Subsidiary of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (ii) seeking to prohibit or limit the ownership or operation by the Company, the Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company or its subsidiaries, or the Parent or its subsidiaries, or to compel the Company or the Parent to dispose of or hold separate any material portion of the business or assets of the Company or its subsidiaries, or the Parent or its subsidiaries, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose limitations on the ability of the Parent or the Merger Subsidiary to acquire or hold, or exercise full fights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit the Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries;

          (b) the Company shall have entered into an agreement concerning any Superior Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to enter into such an agreement;

          (c) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than the Parent, the Merger Subsidiary or any affiliate thereof or the Stockholders described in the Stockholders Agreements) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Shares representing 20% of the total votes represented by all outstanding Shares;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a commencement and continuation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would have a Company Material Adverse Effect (other than the events in Yugoslavia and neighboring countries), (iii) a change in general conditions in the market for syndicated bank credit facilities which, based on the written advice of Gleacher & Co. LLC addressed to Parent (with a copy to be provided to the Company), materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or
     (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

          (f) there shall have occurred any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole, except for general economic changes, changes that affect the industry of the Company or any subsidiary generally and changes in the Company's business attributable solely to actions by the Parent or the Merger Subsidiary;

which, in the reasonable judgment of Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

     The foregoing conditions are for the sole benefit of the Parent and the Merger Subsidiary and may be asserted by the Parent or the Merger Subsidiary regardless of the circumstances giving rise to any such conditions and may be waived by the Parent or the Merger Subsidiary in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by the Parent or the Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Merger Subsidiary nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Merger Subsidiary's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Merger Subsidiary pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Merger Subsidiary's present intention to seek such approval or action. However, the Merger Subsidiary does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Merger Subsidiary's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or the Merger Subsidiary or that certain parts of the businesses of the Company, the Parent or the Merger Subsidiary might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Merger Subsidiary to elect to terminate the Offer without the purchase of the Shares thereunder. The Merger Subsidiary's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer, the Merger Subsidiary believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, the Merger Subsidiary has not attempted to comply with any state takeover statutes in connection with the Offer. The Merger Subsidiary reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Merger Subsidiary might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Merger Subsidiary may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Parent intends to file by May 17, 1999, with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. The waiting period under the HSR Act applicable to such purchases of Shares pursuant to the Offer will expire at

11:59 p.m., New York City time, on such fifteenth day, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or agreement of the parties. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Merger Subsidiary pursuant to the Offer. At any time before or after the purchase by the Merger Subsidiary of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Merger Subsidiary or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Although the Merger Subsidiary believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

17. FEES AND EXPENSES.

     Gleacher is acting as Dealer Manager in connection with the Offer and is acting as financial advisor to the Parent in connection with its efforts to acquire the Company. In connection with the Offer, the Parent has agreed to pay Gleacher for its services a transaction fee paid by the Parent upon completion of the Offer in the amount of approximately $2 million, less a credit of $200,000 previously paid by the Parent. The Parent has also agreed, whether or not the Offer is consummated, to pay Gleacher (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement. Gleacher renders various investment banking and other advisory services to the Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from the Parent and its affiliates. The Parent has also agreed to indemnify Gleacher against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Parent has retained D.F. King & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Parent has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Parent and the Merger Subsidiary will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers dealers commercial banks and trust companies will upon request, be reimbursed by the Parent and/or the Merger Subsidiary for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Merger Subsidiary is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Merger Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Merger Subsidiary will make a good faith effort to comply with any such state statute. If after such good faith effort, the Merger Subsidiary cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Merger Subsidiary by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Merger Subsidiary and the Parent have filed with the Commission a
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE MERGER SUBSIDIARY OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          JLG ACQUISITION CORP.

                                   SCHEDULE 1

                        DIRECTORS AND EXECUTIVE OFFICERS
                    OF THE MERGER SUBSIDIARY AND THE PARENT

     The name, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent and the Merger Subsidiary are set forth below. All persons listed below are citizens of the United States. The business address of each of the Parent and the Merger Subsidiary is 1 JLG Drive, McConnellsburg, Pennsylvania 17233.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS,
              NAME                                OFFICES, OR EMPLOYMENT HELD DURING THE PAST FIVE YEARS
              ----                    -------------------------------------------------------------------------------
L. David Black (1)(2)(3)              Chairman of the Board, President and Chief Executive Officer
Charles H. Diller, Jr. (1)(2)(3)      Executive Vice President and Chief Financial Officer and Secretary
George R. Kempton (1)                 Retired Chairman of the Board and Chief Executive Officer, Kysor Industrial
                                      Corporation; Director, Simpson Industries, Inc.
James A. Mezera (1)                   President, Mezera and Associates, Inc., a management consulting firm, prior to
                                      1996, Vice President, Komatsu Dresser Company
Gerald Palmer (1)(4)                  Vice President, Wheel Loaders and Excavators Division, Caterpillar, Inc.; prior to 1998, Vice President, Technical Services Division, Caterpillar, Inc.
Stephen Rabinowitz (1)                Chairman of the Board, President and Chief Executive Officer, General Cable
                                      Corporation; prior to 1994, President AlliedSignal Braking Systems,
                                      AlliedSignal, Inc.
Thomas C. Wajnert (1)                 Chairman of the Board, President and Chief Executive Officer, Payroll
                                      Transfers, Inc.; prior to 1998, Chairman of the Board, AT&T Capital
                                      Corporation; prior to 1997 Chairman of the Board and Chief Executive Officer,
                                      AT&T Capital Corporation.
Charles O. Wood, III (1)              President, Wood Holdings, Inc., a private investment firm; Chairman of the
                                      Board, Boston Private Financial Holdings, Inc.
Thomas D. Singer (3)                  Vice President - General Counsel
Raymond F. Treml (2)                  Senior Vice President - Operations
Rao G. Bollimpalli (2)                Senior Vice President - Engineering
Peter L. Bonafede, Jr. (2)            Senior Vice President - Manufacturing since March 1999; prior to March 1999,
                                      Vice President and General Manager, Blaw Knox Paving Equipment; prior to 1997
                                      Plant Manager, Federal Mogul Corporation

---------------
(1) Director of the Parent.

(2) Executive Officer of the Parent.

(3) Director of the Merger Subsidiary.

(4) Caterpillar, Inc. is a direct competitor of the Company. Accordingly, Mr. Palmer has been recused from deliberating regarding the Offer and is expected to resign as a director of Parent before the Effective Time.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

            By Mail:                           By Hand:                    By Overnight Delivery:
         P. O. Box 3301                120 Broadway, 13th Floor              85 Challenger Road
   South Hackensack, NJ 07606             New York, NY 10271                   Mail Drop-Reorg
 Attn: Reorganization Department    Attn: Reorganization Department       Ridgefield Park, NJ 07660
                                                                       Attn: Reorganization Department

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (201) 296-4293
                             Confirm by Telephone:
                                 (201) 296-4860

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005
                     Banks and Brokers Call (212) 425-1685
                    All Others Call Toll Free (800) 769-6414

                      The Dealer Manager for the Offer is:
                               GLEACHER & CO. LLC
                               660 Madison Avenue
                            New York, NY 10021-8405
                           Telephone: (212) 418-4200
                           Facsimile: (212) 752-2711.